Exhibit 13.5

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

On October 31, 2011, Anthus Life Corp. (“Anthus”) completed its acquisition of the shares and certain assets of Stakool, Inc. (“STKO”).  The following unaudited pro forma combined balance sheets and income statements are based on historical financial statements of the companies.  The unaudited pro forma combined financial statements are provided for information purposes only. The pro forma financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated below.  In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company.  The unaudited pro forma combined financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. For pro forma purposes:

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The Unaudited Pro Forma Combined Balance Sheets as of June 30, 2011 combines the historical balance sheets of the companies as of June 30, 2011, giving effect to the acquisition as if it had occurred on January 1, 2011.

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The Unaudited Pro Forma Combined Income Statements for the six months ended June 30, 2011 combines the historical income statements of the companies for the six months ended June 30, 2011, giving effect to the acquisition as if it had occurred on January 1, 2011.

STAKOOL, INC.

TABLE OF CONTENTS

JUNE 30, 2011

Pro Forma Combined Balance Sheets as of
June 30, 2011 (Unaudited)	2

Pro Forma Combined Statements of Operations for the
Six Months Ended June 30, 2011 (Unaudited)	3

Notes to the Pro Forma Adjustments	4

STAKOOL, INC.
PRO FORMA COMBINED BALANCE SHEETS (Unaudited)
AS OF JUNE 30, 2011

ASSETS	Stakool, Inc.	Anthus Life Corp.	Eliminations		Total
Current Assets
Cash and cash equivalents	$704	$88,766			$89,470
Accounts receivable	0	257			257
Prepaid expenses	0	5,966			5,966
Inventories	0	24,706			24,706
Notes receivable	0	35,000			35,000
Total Current Assets	704	154,695			155,399

Property and Equipment, Net	0	2,000			2,000

Other Assets
Note receivable	200,000	0	(200,000	)a	0
Deposit	0	1,700			1,700
Total Other Assets	200,000	1,700			1,700

TOTAL ASSETS	$200,704	$158,395			$159,099

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$64,643	$3,500	(64,643	)a	$3,500
Accrued interest – related party	0	3,199			3,199
Notes payable	158,753	0	(158,753	)a	0
Note payable – related party	0	35,000			35,000
Total Current Liabilities	223,396	41,699			41,699

EQUITY (DEFICIT)
Common stock	79,426	5,189	(5,189	)c	79,426
			23,396	a
Additional paid in capital	6,024,234	507,910	5,189	c	6,560,729
Accumulated deficit	(6,126,352)	(396,403)			(6,522,755)
Total Equity (Deficit)	(22,692)	116,696			117,400

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$200,704	$158,395			$159,099

STAKOOL, INC.
PRO FORMA COMBINED STATEMENTS OF OPERATIONS (Unaudited)
FOR THE SIX MONTHS ENDED JUNE 30, 2011

	Stakool, Inc.	Anthus Life Corp.	Totals

GROSS REVENUES	$0	$10,161	$10,161
COST OF GOODS SOLD	0	11,631	11,631
GROSS PROFIT	0	(1,470)	(1,470)

OPERATING EXPENSES	17,851	135,236	153,087
LOSS FROM OPERATIONS	(17,851)	(136,706)	(154,557)

OTHER INCOME (EXPENSE)	0	0	0

LOSS BEFORE PROVISION FOR INCOME TAXES	(17,851)	(136,706)	(154,557)

PROVISION FOR INCOME TAXES	0	0	0

NET LOSS	$(17,851)	$(136,706)	$(154,557)

STAKOOL, INC.
NOTES TO THE PRO FORMA ADJUSTMENTS (Unaudited)
DECEMBER 31, 2010 AND 2009

(a) Elimination of assets and liabilities not included in share and asset acquisition

(b) Acquisition of 74,834,313 shares of Stakool, Inc. stock by Anthus Life Corp.

(c) 1 to 1 share exchange for Anthus Life Corp. common stock to Stakool, Inc. shares of common stock